Exhibit 14(c)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form N-14 (File No. 333-284271) of Franklin BSP Capital Corporation, of our report dated March 10, 2023, with respect to the consolidated financial statements of Siena Capital Finance LLC and Subsidiaries as of December 31, 2022, and for the year then ended, which report is included in the Annual Report on Form 10-K of Franklin BSP Lending Corporation for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Hartford, Connecticut

March 6, 2025